EXHIBIT 12.1

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	American Achievement Group Holding Corp.
($ in thousands)	Fiscal Year Ended
	August 30, 2008		August 25, 2007		August 26, 2006
Income (loss) from continuing operations before income taxes	$(32,001)		$(19,572)		$1,107

Fixed charges: (1) Interest charges	65,050		59,838		39,877
Interest portion of lease expense	568		572		638
Total fixed charges	65,618		60,410		40,515

Income from continuing operations before income taxes and fixed charges	$33,617		$40,838		$41,622

Ratio of earnings to fixed charges (2)	-		-		1.03	x

	AAC Group Holding Corp.
	Fiscal Year Ended
	August 30, 2008		August 25, 2007		August 26, 2006
Income from continuing operations before income taxes	$7,452		$6,181		$6,192

Fixed charges: (1) Interest charges	33,331		34,069		34,792
Interest portion of lease expense	568		572		638
Total fixed charges	33,899		34,641		35,430

Income from continuing operations before income taxes and fixed charges	$41,351		$40,822		$41,622

Ratio of earnings to fixed charges (2)	1.22	x	1.18	x	1.17	x

	American Achievement Corporation
	Fiscal Year Ended
	August 30, 2008		August 25, 2007		August 26, 2006
Income from continuing operations before income taxes	$20,446		$17,639		$17,149

Fixed charges: (1) Interest charges	20,318		22,587		23,776
Interest portion of lease expense	568		572		638
Total fixed charges	20,886		23,159		24,414

Income from continuing operations before income taxes and fixed charges	$41,332		$40,798		$41,563

Ratio of earnings to fixed charges:(2)	1.98	x	1.76	x	1.70	x

(1)
During the periods presented the Company had no preferred stock outstanding that required a cash payment. Therefore, the ratio of earnings to combined fixed charges and preferred dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

(2)
For purposes of computing this ratio, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rent/lease expense that includes an interest factor.  In fiscal years 2008 and 2007, earnings before fixed charges for Parent Holdings were insufficient to cover fixed charges by approximately $32.0 million and $19.6 million, respectively.